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                                                                     EXHIBIT 3.1
                                                       ARTICLES OF INCORPORATION

                            ARTICLES OF INCORPORATION
                                       OF
                         COMMONWEALTH ENERGY CORPORATION



                                   ARTICLE ONE

                  The name of this corporation is:

                         COMMONWEALTH ENERGY CORPORATION

                                   ARTICLE TWO

                  The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE THREE

                  The name and address in the State of California of this Corporation's initial service of process is:

                                 GARY C. WYKIDAL
                           245 Fischer Ave., Ste. A-1
                              Costa Mesa, CA 92626


                                  ARTICLE FOUR

                  This corporation is authorized to issue two classes of shares which shall be designated "common" shares and "preferred" shares. The total amount of common shares that may be issued is fifty million (50,000.000). The total number of preferred shares that this corporation shall have the authority to issue is one million (1,000,000). Said preferred shares shall have the rights, privileges and preferences as determined by the Board of Directors from time to time.

                                  ARTICLE FIVE

                  The liability of the Directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   ARTICLE SIX

                  This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporation Code.



DATED: August 14, 1997

                                       /s/ Sheryl Douglas
                                       ----------------------------------------
                                       Sheryl Douglas, Incorporator